Great Lakes Fulfillment

Your Full Service Company

ORDER FULFILLMENT SERVICES AGREEMENT

This Agreement is entered into as of the October 23, 2013. This contract is valid for a period of 2 years with a continuation of such agreement.

This Service Agreement is herein between: Axxess Pharma Inc, having a place of business at *2681 Eglinton Ave West Toronto. ON. M6M 1T8. Phone 416-918-0412*

-AND-

GREAT LAKES FULFILLMENT SERVICES ("Great Lakes"), a Maine Corporation with a place of business at 41 Canal Street, Lewiston, Maine 04240

WHEREAS, Client is in the business of sales and distribution of (Supplements) (the "Product");

WHEREAS, Great Lakes Fulfillment ("Great Lakes") is in the business of providing fulfillment, shipping and client inventory storage based on sales data received from our clients;

WHEREAS, Client wishes to retain the services of Great Lakes Fulfillment ("Great Lakes") in regards to the terms and conditions herein provided;

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by both parties) Client and Great Lakes Fulfillment ("Great Lakes") agree as follows:

1.0 Great Lakes shall provide Client with the order fulfillment services described as "Basic Services" on Schedule A hereto as well as the "Additional and Optional Services" initialed by both parties on Schedule A.

2.0 Client shall pay for Great Lakes services in accordance to the Rate Structure on Schedule B. These charges do not include postage costs.

3.0 Client is responsible for postage costs and must establish a postage reserve account in advance. Great Lakes reserve the right not to ship any orders unless Client maintains a sufficient balance in this reserve account for day to day activity. Client shall immediately reimburse Great Lakes for any postage or other shipping expenses Great Lakes incurs on behalf of the client.

4.0 Great Lakes will invoice Client on a weekly basis for services provided. Payment Terms are *Net 7* from invoice date unless otherwise noted as *Due upon receipt*. These Terms are strictly enforced. Great Lakes will reserve the right to discontinue order handling and/or processing if payment is late. Invoices over *21* days late from the invoice date will be assessed interest at a rate of *5%* monthly on the unpaid balance. The Client shall be liable for any reasonable attorneys' fees and other costs and expenses incurred by Great Lakes in the collection of any unpaid amounts if it prevails in any such collection action. Great Lakes failure to bill for interest or to pursue any remedy will not constitute a waiver of Great Lakes right to charge interest or pursue any other remedy.

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5.0 Great Lakes will require approximately (2) two weeks after receipt of a signed contract, inventory, all necessary product information, and payment for the initial invoice to set up for processing (or longer if client has any special programming needs). Client shall ship all inventory prepaid to Great Lakes. Great Lakes will not be responsible for freight charges incurred by Client.

6.0 Great Lakes shall use its best efforts to ship in-stock orders on the same day the Client sends the orders, provided the Client shall present the orders to Great Lakes in a specific electronic data file format (which Great Lakes will provide) and the orders arrive before pre-established cut-off time(s) 9:00 a.m. EST. Great Lakes shall use its best efforts to ship all other in-stock orders within one business day. Normal working schedule and cut off times will be provided. Back orders are the responsibility of the client. The client must present a file to Great Lakes to process upon arrival of inventory.

7.0 Product(s) and components delivered to, shipped from, and/or stored at Great Lakes facility remain the property of the Client and must be insured by the Client as such. Risk of loss remains with the Client at all times and Great Lakes shall not be liable to Client or any other party for damages to any product(s) except as a result of Great Lakes gross negligence or intentional misconduct. Great Lakes shall not be liable to Client or any other party for any personal injuries, property damage or other claims of any nature connected with the product(s). Client shall maintain in full force and effect during the term of this Agreement a policy of Commercial General Liability insurance which shall provide coverage for bodily injury, property damage and personal or economic injury. Such policy shall be written by a company or companies acceptable to Great Lakes and licensed to transact business in the State of Maine, and shall name Great Lakes as an additional insured. This policy shall be non-cancelable with respect to Great Lakes without thirty (30) days prior written notice. The liability coverage limit shall not be less than One Million Dollars ($1,000,000.00) per occurrence with a general aggregate limit of not less than Two Million Dollars ($2,000,000.00). Client shall provide Great Lakes with a certificate of such policy within two weeks of a written request from Great Lakes.

8.0 Client represents, covenants, and warrants to Great Lakes that:

a. The product and any other product it sells through Great Lakes is safe and effective for its intended purpose, has received all necessary federal and state approvals and complies with all applicable governmental regulations, laws and quality assurance standards which apply to Client's business;

b. All advertising claims made concerning the Product and any other product the Client elects to sell through Great Lakes fully meet the Federal Trade Commission's substantiation standards and those of every state in which the Product is sold, and the claims and all of the Client's sales methods fully comply with all laws and regulations, including consumer and advertising laws and regulations of each state and country in which the product(s) are advertised or sold;

c. Upon request, Client shall provide Great Lakes with copies of all return and refund policies for any product(s). Client shall comply with all such policies, and will replace all damaged, defective and/or product(s) not conforming to any applicable law or regulations.

9.0 Client agrees to defend, indemnify and hold harmless Great Lakes together with its officers, directors, owners, employees, agents, members, successors, heirs, and assigns from any and all costs, damages, liabilities and expenses, including court or arbitration costs and reasonable attorneys' fees, arising out of or resulting from the breach of Client's representations, warrantees, obligations or duties under this Agreement or in defending any claim by a third party, governmental agency that the product(s) or any advertising claims authorized by the Client are defective, not as advertised, misleading, improperly substantiated, or infringe on any intellectual property rights of any third party.

10.0 The parties agree that litigation regarding the subject matter of this contract would be time consuming. Accordingly, in the event of any default or breach of any term of this Agreement, with the exception of the indemnification obligations set forth in Section 8.0 hereof, the parties' remedies and damages, except in the case of actual fraud, criminal activity or intentional tort will be limited as follows:

a. The parties agree to submit any dispute to non-binding mediation, prior to initiating any lawsuit, with the mediation fees to be shared equally.

b. In any action arising from or relating to the failure of communication systems, software, or shipping carriers, Client's recovery will be limited to the damages Great Lakes recovers under any applicable contracts with the

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providers of the services or to manufacturers' warranties plus any insurance proceeds which may be available under Great Lakes insurance policy (if any).

c. Actions and claims arising out of this Agreement must be commenced within twenty four (24) months after termination of this Agreement or be forever waived and barred. Any actions will be brought in the federal or state courts located in the State of Maine, and the parties agree to submit to the jurisdiction thereof. This Agreement shall be governed by and construed under laws of Maine applicable to contracts made in Maine and to be performed entirely therein.

11.0 This Agreement shall commence on the Effective Date and continue for a period of 2 years, unless otherwise terminated earlier. Each party shall have the right to terminate this Agreement if the other party materially breaches the Agreement and such breach is not cured within sixty (60) days of notice. Either party has the right to terminate without cause upon sixty (60) days notice. The parties will, sixty (60) days before the end of the term, confer as to renewal. If no written Agreement is reached, the contract shall remain in place under the same terms, termed without cause by either party on sixty (60) days notice. All payments must be paid in advance upon cancellation. Great Lakes will reserve the right to hold shipments and/or inventory until such payments are made.

12.0 Upon expiration or termination of this Agreement (other than a termination for Client's default), Great Lakes shall at the Client's request (i) continue to provide the services hereunder for a period of up to sixty (60) days (ii) transfer the client files and inventory to Client or its designee; and/or (iii) destroy all copies of Client customer files. All reasonable costs associated with termination, including the transfer of inventory or customer information to Client shall be paid by Client, including labor at a rate of Seventy Five dollars ($75.00) per hour. Upon termination all inventory must be removed from facility with the 60 day period.

13.0 Non performance of either party shall be excused to the extent that performance is rendered impracticable by fire, flood, or other acts of God, failure of suppliers or carriers, governmental orders, terrorist attacks, or other reasons where failure to perform is beyond the control of and not caused by the negligence of the non-performing party.

14.0 Any notice, request, instruction or other documentation (each a "notice") to be given hereunder by any party hereto any other party shall be given in writing, delivered personally, sent by registered or certified mail, prepaid postage to:

Great Lakes Fulfillment Services
41 Canal Street
Lewiston, Maine 04240

If sent to Client:

Axxess Pharma Inc.
2681 Eglinton, Ave West
Toronto, ON. M6M 1T8
416-918-0412

Unless notice of a different address is provided herein, notice shall be deemed to be received when delivered by hand or in the case of notice sent by certified mail, three (3) business days after deposit with the United States Postal Service.

15.0 This Agreement and the parties' confidentiality agreement constitute the sole understanding of the parties' with the respect to the subject matter hereof. No amendment, modification or alteration of the term or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

16.0 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party hereto, which consent shall not be unreasonable withheld, conditioned or delayed.

17.0 This Agreement may be executed in one or more counterparts, each of which shall for all purposes by deemed to be an original.

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IN WITNESS WHEREOF this Agreement is signed and executed by authorized representatives of the parties hereto effective as of the date first set forth above:

GREAT LAKES FULFILLMENT SERVICES	CLIENT NAME Axxess Pharma Inc.
Signature	Signature Peter Daniel Bagi
Print Name	Print Name [signature]
Title	Title President
Date	Date Oct. 21, 2013

SCHEDULE A

*** DESCRIPTION OF OPERATIONAL SERVICES – BASIC SERVICES ***

Order Handling

- Receive processed orders via-FTP-email or other electronic manner or hand delivered
- Print and sort invoices
- Pick and Pack product into designated packaging
- Process orders, including e-mail confirmation (if provided)
- Affix shipping label to package
- Ship via designated shipping service

Warehouse

- Provide storage and/or pallet space for bulk inventory

Inventory Control and Receiving

- Receive Inventory and update client inventory system
- Verify quantities received against Packing Lists (if provided)
- Provide receiving documents
- Weekly Cycle counts

Returns Management

- Receive returned product
- Document the following information (if provided):
  - ✓ Customer Name and Address
  - ✓ Order number and/or Return number (RMA)
  - ✓ Returned product and quantities stating (good and bad)
  - ✓ Any additional comments and notes as needed
- Refurbish good quality product and return to inventory
- Disposal of bad (damaged) product

Reporting

- The following reports are sent daily:
  - ✓ Shipping Reserve Balance Log
  - ✓ Tracking Files
  - ✓ Returns File
- The following reports are sent weekly:
  - ✓ Invoice for services provided

✓ Client Inventory (on-line)

SCHEDULE A (continued)

** ADDITIONAL AND OPTIONAL SERVICES **

E-mail Confirmation

- Sent for all mail services (i.e. UPS, USPS)

Insert Assembly

- Multi-unit pre-packaging
- Customized assembly, as needed

Product Assembly

- Pre-order/Pre-pack assembly
- Customized assembly, as needed

Customer Service

- Receive orders and inquiries
- Batch replacement orders and issue to the order processing department
- Issue tracers and claims for lost and damaged products – this is available on UPS shipped orders only

EDI Management Overview and/or Process via 3rd Party Vendor

- Providing information in compliance with Trading Partners mandatory outbound EDI transactions
- Packaging, and Labeling specifications
- Monitoring and maintaining Routing/Traffic guides for each EDI Trading Partner

Traffic Routing

Quality Control

Collections

Logistics

Custom Reporting

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SCHEDULE B

*** RATE STRUCTURE – BASIC SERVICE ***

Order Handling for Direct to Consumer

▪ Per Order	$1.75 per USA
▪ International/Canadian orders	$2.00 per

Retail Handling/ Direct to Business

▪ Case Pick	$5.00 per case
▪ Solid Pallet Pick	$15.00 per
▪ Mixed Pallet Pick	$20.00 per

Warehousing

▪ Per Pallet storage (Monthly)	$10.00 per pallet (Active)
▪	$20.00 per Pallet (inactive)

Inventory Control and Receiving

▪ Weekly Cycle Inventory	Included
▪ Inventory Receiving	Included
▪ Pallet Receiving	Included
▪ Special Inventory Requests	$30.00 per hour
▪ Receiving of Floor-Loaded Trucks or Containers	$25.00 per hour

Returns Management

▪ All processes of returns	Included

Reporting

▪ Shipping Reserve Balance Log	Included
▪ Tracking Files	Included
▪ Returns File	Included
▪ Special Reporting Requests	$75.00 per hour

Packaging Supplies

- Any and all packaging supplies will be billed to client (i.e. Jiffy Bags, Bubble Packs, Boxes)

Weekly Administration

▪ Weekly Administration includes the following:	Included

- ✓ Send and receive all faxes and mail
- ✓ Set up and maintain inventory master file
- ✓ Set up and Q.C. new projects
- ✓ Serve as main client contact for meetings, updates and general project questions
- ✓ Assist in packaging recommendations
- ✓ Postage Reconciliation
- ✓ Postage Due Processing

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✓ Refund Account Reconciliation

SCHEDULE B (continued)

** ADDITIONAL AND OPTIONAL SERVICES **

Email Confirmation

- Sent for all mail services (i.e. UPS, USPS) — Included

Insert Assembly (2- Free)

- Multi-unit pre-packaging or Customized Assembly — Per Project (TBD-To be determined)

Product Assembly

- Pre-order/Pre-pack or Customized Assembly — $25.00 per hour or price quoted upon time study

EDI Management Overview and/or Process via 3rd Party Vendor — Rates to be determined upon further review

- EDI Processing
- Sticker – Bar Code Price Ticketing

TBD – To be determined based on services needed

Standard Client Customer Invoices

- Basic Format — Included
- Customized — TBD – To be determined

Quality Control

- Quality Control — $25.00 per hour

Great Lakes reserves the right to adjust rates in Schedule B based on the additional/changes to the predetermined pack requirements provided by the client.

